EXHIBIT 15.1

May 31, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Registration Statement on Form S-8 of JPMorgan Chase & Co. filed on May 31, 2023

Commissioners:

We are aware that our report dated May 3, 2023 on our review of interim financial statements of JPMorgan Chase & Co. and its subsidiaries (the “Firm”), which is included in the Firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 is incorporated by reference in this Registration Statement on Form S-8. Pursuant to Rule 436(c) under the Securities Act of 1933, such report should not be considered a part of such registration statement, and is not a report within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017